Exhibit 99.1

Contacts

	Investors:	Peter Poillon (212) 915-8084 Email: peter.poillon@willis.com

News Release	Media:	Miles Russell +44 203 124-7446 Email: miles.russell@willis.com

For Immediate Release

Willis Group Reports Fourth Quarter 2012 Results

7.0% reported growth in commissions and fees

7.5% organic growth in commissions and fees

Group announces 3.7% quarterly cash dividend increase

NEW YORK, February 12, 2013 – Willis Group Holdings plc (NYSE: WSH), the global insurance broker, today reported results for the fourth quarter of 2012 and twelve months ended December 31, 2012. The quarter also marked the culmination of Joe Plumeri’s 12 year tenure as CEO and the appointment of Dominic Casserley in that role.

As the Company announced in December 2012, it incurred significant charges during the fourth quarter related to goodwill impairment in North America and a change in the Company’s cash retention awards program. Additionally, during the quarter, the Company set up a valuation allowance against its deferred tax asset. These items, collectively, had a notable negative impact on reported results. Excluding those items, all of which have no impact on the expected cash profile of the company, the Company’s fourth quarter 2012 adjusted earnings per share were flat versus the prior year quarter as higher commissions and fees were offset by higher salary and benefits expense and taxes.

Financial highlights for:

	Three months ended December 31,			Twelve months ended December 31,
	2012	2011	Change	2012	2011	Change

Reported earnings per diluted share from continuing operations	$(4.65)	$0.14	NM	$(2.58)	$1.15	NM

Adjusted earnings per diluted share from continuing operations	$0.45	$0.45	—%	$2.58	$2.74	(5.8)%

Reported operating margin	(89.0)%	9.9%	NM	(6.0)%	16.4%	NM

Adjusted operating margin	19.1%	18.7%	40 bps	21.6%	22.5%	(90	) bps

Reported commissions and fees growth	7.0%	(1.6)%		1.3%	3.7%

Organic commissions and fees growth	7.5%	(2.3)%		3.1%	1.8%

NM = not meaningful

Willis Group’s fourth quarter organic commissions and fees growth was 7.5%. Among the notable highlights within the Company’s three segments was organic growth of 11.6% for Willis Global, with positive organic growth in each of the Global businesses. Willis International contributed 7.4% growth, driven by growth across all geographic regions, except Australasia, and with notable improvement from Willis UK. Results for Willis North America showed organic growth of 5.0% attributable, in part, to the reversal in the fourth quarter of 2011 of revenue that was improperly recorded during 2011. Excluding that revenue reversal, organic growth in Willis North America was 3.1%, the best organic growth results delivered by the segment in six years.

“In the fourth quarter, Willis undertook a series of steps to pave the way forward for our company and our shareholders. Those actions are reflected in our reported results,” said Dominic Casserley, CEO of Willis Group Holdings. “With these actions behind us, and a quarter that resulted in significantly improved revenue growth in our segments, particularly the turnaround in Willis North America, we are encouraged by what lies ahead. We are laying a strong foundation at Willis, defined by the service we offer our clients and the manner in which we run our business, exemplified by the $524 million of cash flow we generated in 2012, an improvement of $85 million over the previous year,” Casserley added.

Fourth Quarter 2012 Financial Results

Willis Group reported a net loss from continuing operations of $(804) million, or $(4.65) per share, for the quarter ended December 31, 2012, compared with reported net income of $24 million, or $0.14 per diluted share, in the same period a year ago. The quarter’s results were negatively impacted by charges of $492 million related to the goodwill impairment in North America; $200 million related to the write-off of unamortized cash retention awards; $252 million related to the accrual of 2012 cash bonuses; and a $113 million tax charge to establish a deferred tax asset valuation allowance. The valuation allowance is related to the North America segment and is directly associated with the recording of the goodwill impairment and cash retention charges.

Reported net income in the fourth quarter of 2011 was reduced by a $50 million charge related to the 2011 Operational Review and $22 million related to the write-off of uncollectable accounts receivable.

Excluding the after-tax impact of the charges discussed in this release, adjusted net income from continuing operations was $79 million, or $0.45 per diluted share, for the quarter ended December 31, 2012, compared with $79 million, or $0.45 per diluted share, in the same period a year ago. The fourth quarter 2012 adjusted earnings per diluted share were negatively impacted by higher taxes primarily caused by cumulative tax adjustments related to a change in the geographic mix of income and higher estimated state tax costs that were recorded in the current quarter. Foreign currency movements increased earnings by $0.01 per diluted share in the fourth quarter of 2012 compared with the fourth quarter of 2011.

Total commissions and fees for Willis Group were $867 million in the fourth quarter of 2012, up 7.0% from $810 million in the prior year quarter. The impact from foreign currency movements amounted to negative 0.5% during the quarter compared to the prior year period. Excluding this foreign exchange impact, organic commissions and fees increased 7.5% in the fourth quarter of 2012.

Investment income for Willis Group declined to $4 million in the fourth quarter of 2012, from $8 million in the fourth quarter of 2011 due to lower net yields on cash and cash equivalents.

Willis North America Segment

The North America segment reported 4.7% commissions and fees growth in the fourth quarter of 2012 compared to the fourth quarter of 2011, reflecting a negative 0.3% impact from foreign currency movements and 5.0% organic commissions and fees growth. Part of that growth, however, is attributable to the previously disclosed $6 million of commissions and fees from a North America business unit that were improperly recorded during 2011 and reversed in the fourth quarter of 2011. Excluding that revenue reversal, organic growth in North America was 3.1%.

Underlying growth in commissions and fees in the fourth quarter of 2012 was recorded across all North America geographic regions, and a number of the segment’s industry practices. Notable among these results was the construction business, which recorded low single-digit growth, largely driven by strong project business and growth in Surety.

As noted above, the Company completed its annual goodwill impairment testing and, as a result, recorded a non-cash impairment charge related to goodwill in the North America segment of $492 million, pre-tax. The charge is reported within “Corporate and Other” in the segment information note 7 of the supplemental financial information.

Willis International Segment

The International segment reported a 6.4% increase in commissions and fees in the fourth quarter of 2012 compared with the same period in 2011, reflecting a negative 1.0% impact from foreign currency movements and 7.4% organic growth.

Operations in Europe were up mid-single digits in the quarter with solid growth in Western Europe, largely due to Denmark, Italy and Sweden, while Eastern Europe was up low-single digits. Operations in the UK delivered solid mid-single digit growth in the quarter. Operations in Latin America recorded strong double-digit growth, with most countries in the region delivering double-digit growth. Operations in Asia were up low single digits, including a strong quarter in Japan.

Willis Global Segment

The Global segment reported 11.3% growth in commissions and fees in the fourth quarter of 2012 compared with the fourth quarter of 2011, reflecting a negative 0.3% impact from foreign currency movements and 11.6% organic growth.

Each business in the Global segment delivered positive organic growth. Reinsurance recorded high-single digit growth in a seasonally small quarter, with strong performances from North America and Specialty Reinsurance. Global Specialties grew mid-single digits, led by growth in Construction, Financial & Executive Risks, Financial Solutions and Marine. Willis Faber & Dumas recorded double-digit growth, largely driven by new business. Willis Capital Markets & Advisory had a strong quarter, recording $12 million of commissions and fees compared to $2 million in the year ago quarter. The increase was largely driven by the closing of a number of capital market transactions, several of which had been delayed during 2012.

Expenses

Reported salaries and benefits for Willis Group were $967 million in the fourth quarter of 2012, compared with $510 million in the fourth quarter of 2011, an increase of 89.6%. Fourth quarter 2012 salaries and benefits were negatively impacted by the previously noted one-time charges totaling $452 million, which are discussed in more detail below. Fourth quarter 2012 salaries and benefits were not impacted by foreign currency movements.

As previously disclosed in a Form 8-K filed with the Securities Exchange Commission on December 19, 2012, the Company changed its cash retention awards during the fourth quarter of 2012 to eliminate the repayment requirement from past annual cash retention awards. In addition, the Company replaced its annual cash retention award with an annual cash bonus that does not include a repayment requirement. As a result of these changes, fourth quarter 2012 salaries and benefits included $200 million related to the write-off of unamortized retention awards, and $252 million related to the accrual of 2012 bonuses. Excluding the two items described above, salaries and benefits in the fourth quarter of 2012 were $515 million, or 59.1% of revenues.

Salaries and benefits in the fourth quarter of 2011 included $36 million related to the 2011 Operational Review. Excluding the impact of the 2011 Operational Review charge, fourth quarter 2011 salaries and benefits were $474 million, or 57.9% of revenues.

Reported other operating expenses were $150 million in the fourth quarter of 2012, down 22.7% from $194 million recorded in the fourth quarter of 2011. Foreign currency movements favorably impacted fourth quarter 2012 other operating expenses by $4 million.

Other operating expenses in the fourth quarter of 2012 include the benefit of a $5 million insurance recovery. Other operating expenses in the fourth quarter 2011 included $14 million of costs associated with the 2011 Operational Review and $22 million related to the write-off of uncollectable accounts receivable. Adjusted for the items mentioned above, other operating expenses as a percentage of revenues were 17.8% in the fourth quarter of 2012, compared to 19.3% in the year ago quarter.

Operating Margin

Reported operating margin for Willis Group was (89.0)% for the fourth quarter of 2012 compared with 9.9% for the same period of 2011. Adjusted operating margin, excluding the items discussed above and as detailed in note 4 of the supplemental financial information, was 19.1% for the quarter ended December 31, 2012, compared with 18.7% a year ago. The margin expansion was driven primarily by higher commissions and fees and a reduction in other operating expenses, partially offset by higher salaries and benefits expense and lower investment income.

Twelve Months 2012 Financial Results

Reported net loss from continuing operations for the year ended December 31, 2012 was $(446) million, or $(2.58) per share, compared with reported net income of $203 million, or $1.15 per diluted share, in 2011. Reported net loss in 2012 and reported net income in 2011 were impacted by certain items, as detailed in note 5 of the supplemental financial information.

Adjusted earnings from continuing operations per diluted share, which excludes the impact of items detailed in note 5 of the supplemental financial information, was $2.58 for the year ended December 31, 2012 compared with $2.74 in 2011. Foreign currency movements increased earnings by $0.06 per diluted share in 2012 compared to 2011.

Total commissions and fees were $3,458 million for 2012, compared to $3,414 million for 2011. Excluding a negative 1.8% impact from foreign currency movements, organic growth in commissions and fees was 3.1% in 2012.

Reported operating margin was (6.0)% for the year ended December 31, 2012 compared with 16.4% for the prior year. Excluding items detailed in note 4 of the supplemental financial information, adjusted operating margin was 21.6% in 2012 compared with 22.5% a year ago.

Tax

Excluding the impact of the charges referred to above and detailed in note 5, the effective tax rate for the quarter and twelve months ended December 31, 2012 was 33% and 26%, respectively. The effective tax rate for the fourth quarter and full year were impacted by higher than previously estimated state income tax expense and a slightly higher rate of tax due to a change in the geographic mix of income, being applied to the cumulative profits of prior periods. Excluding these items, the effective underlying tax rate was 25% for both the fourth quarter and full year.

Debt and Capital

As of December 31, 2012, cash and cash equivalents totaled $500 million and total debt was $2,353 million. Total equity was $1,731 million. As of December 31, 2011, cash and cash equivalents were $436 million, total debt was $2,369 million, and total equity was $2,517 million.

Cash flow from operating activities for the 12 months ended December 31, 2012, was $524 million compared to $439 million in 2011.

Headcount Reduction

The new management team, in its initial assessment of the Company’s organizational design, has identified a number of positions that it can eliminate and leases it can exit to realize cost savings. The assessment is ongoing but will be completed in the first quarter of 2013 and is expected to result in the elimination of approximately 200 full-time positions.

As a result, Willis Group expects to incur a pre-tax charge of approximately $35 million to $45 million in the first quarter of 2013. These actions are expected to deliver cost savings, primarily through headcount reduction, of approximately $20 million to $25 million in 2013, beginning in the second quarter, and annualized cost savings of approximately $25 million to $30 million.

Dividends

At its February 2013 Board meeting, the Board of Directors approved a 3.7% increase in the regular quarterly cash dividend from $0.27 per share to $0.28 per share (an annual rate of $1.12 per share). The dividend is payable on April 15, 2013, to shareholders of record at March 29, 2013.

Conference Call and Web Cast

A conference call to discuss the fourth quarter 2012 results will be held on Wednesday, February 13, 2013, at 8:00 AM Eastern Time. To participate in the live teleconference, please dial (866) 803-2143 (U.S.) or +1 (210) 795-1098 (international) with a pass code of “Willis”. The live audio web cast (which will be listen-only) may be accessed at www.willis.com. This call will be available by replay starting at approximately 10:00 AM Eastern Time, and through March 13, 2013, at 5:00 PM Eastern Time, by calling (800) 813-5526 (domestic) or + 1 (402) 280-1632 (international) with no pass code, or by accessing the website.

The Company may refer to a slide presentation during its conference call. The slides will be available to view and download from the Events & Presentations page in the Investor Relations section of the Company’s website at www.willis.com.

About Willis

Willis Group Holdings plc is a leading global insurance broker. Through its subsidiaries, Willis develops and delivers professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 400 offices in nearly 120 countries, with a global team of approximately 17,000 employees serving clients in virtually every part of the world. Additional information on Willis may be found at www.willis.com.

Forward-Looking Statements

We have included in this document ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘probably’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

•	the impact of any regional, national or global political, economic, business, competitive, market, environmental or regulatory conditions on our global business operations;

•

the impact of current financial market conditions on our results of operations and financial condition, including as a result of those associated with the current Eurozone sovereign debt crisis, any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;

•	our ability to implement and realize anticipated benefits of any operational charges or any revenue generating initiatives;

•	volatility or declines in insurance markets and premiums on which our commissions are based, but which we do not control;

•	our ability to continue to manage our significant indebtedness;

•

our ability to compete effectively in our industry, including the impact of our refusal to accept contingent commissions from carriers in the non-Employee Benefit areas of our retail brokerage business;

•	material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane;

•	our ability to retain key employees and clients and attract new business;

•	the timing or ability to carry out share repurchases and redemptions;

•	the timing or ability to carry out refinancing or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;

•	any fluctuations in exchange and interest rates that could affect expenses and revenue;

•	the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;

•	rating agency actions that could inhibit our ability to borrow funds or the pricing thereof;

•	a significant decline in the value of investments that fund our pension plans or changes in our pension plan liabilities or funding obligations;

•	our ability to achieve the expected strategic benefits of transactions or growth from associates;

•	the further impairment of the goodwill of one of our reporting units, in which case we may be required to record additional significant charges to earnings;

•	our ability to receive dividends or other distributions in needed amounts from our subsidiaries;

•	changes in the tax or accounting treatment of our operations;

•	any potential impact from the US healthcare reform legislation;

•	our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies;

•

underwriting, advisory or reputational risks associated with non-core operations as well as the potential significant impact our non-core operations (including the Willis Capital Markets and Advisory operations) can have on our financial results;

•	our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and

•	the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information see the section entitled “Risk Factors” included in Willis’ Form 10-K for the year ended December 31, 2011 and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or www.willis.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Non-GAAP Supplemental Financial Information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated financial statements.

# # #

WILLIS GROUP HOLDINGS plc

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in millions, except per share data)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Revenues
Commissions and fees	$867	$810	$3,458	$3,414
Investment income	4	8	18	31
Other income	—	1	4	2

Total revenues	871	819	3,480	3,447

Expenses
Salaries and benefits (including share-based compensation of $8 million, $9 million, $32 million, $41 million)	967	510	2,475	2,087
Other operating expenses	150	194	581	656
Depreciation expense	20	18	79	74
Amortization of intangible assets	15	16	59	68
Goodwill impairment charge	492	—	492	—
Loss/(gain) on disposal of operations	2	—	3	(4)

Total expenses	1,646	738	3,689	2,881

Operating (Loss) Income	(775)	81	(209)	566

Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs	—	—	—	171
Interest expense	31	44	128	156

(Loss) Income from Continuing Operations before Income Taxes and Interest in Earnings of Associates	(806)	37	(337)	239
Income tax (credit) charge	(13)	(2)	101	32

(Loss) Income from Continuing Operations before Interest in Earnings of Associates	(793)	39	(438)	207

Interest in earnings of associates, net of tax	(7)	(11)	5	12

(Loss) Income from Continuing Operations	(800)	28	(433)	219
Discontinued Operations, net of tax	(1)	1	—	1

Net (Loss) Income	(801)	29	(433)	220
Net income attributable to non-controlling interests	(4)	(4)	(13)	(16)

Net (Loss) Income attributable to Willis Group Holdings plc	$(805)	$25	$(446)	$204

Amounts attributable to Willis Group Holdings plc shareholders
(Loss) Income from Continuing Operations, net of tax	$(804)	$24	$(446)	$203
(Loss) Income from Discontinued Operations, net of tax	(1)	1	—	1

Net (Loss) Income attributable to Willis Group Holdings plc	$(805)	$25	$(446)	$204

WILLIS GROUP HOLDINGS plc

CONDENSED CONSOLIDATED INCOME STATEMENTS (Continued)

(in millions, except per share data)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Earnings per Share – Basic and Diluted

Basic Earnings per Share:

Continuing Operations	$(4.65)	$0.14	$(2.58)	$1.17
Discontinued Operations	—	—	—	$0.01

Net (Loss) Income attributable to Willis Group Holdings plc shareholders	$(4.65)	$0.14	$(2.58)	$1.18

Diluted Earnings per Share:
Continuing Operations	$(4.65)	$0.14	$(2.58)	$1.15
Discontinued Operations	—	—	—	0.01

Net (Loss) Income attributable to Willis Group Holdings plc shareholders	$(4.65)	$0.14	$(2.58)	$1.16

Average Number of Shares Outstanding
- Basic	173	174	173	173
- Diluted	173	176	173	176
Shares Outstanding at December 31 (thousands)	173,179	173,830	173,179	173,830

WILLIS GROUP HOLDINGS plc

SUMMARY DRAFT BALANCE SHEETS

(in millions) (unaudited)

	December 31, 2012	December 31, 2011
Current Assets
Cash & cash equivalents	$500	$436
Accounts receivable, net	941	910
Fiduciary assets	9,303	9,338
Deferred tax assets	11	44
Other current assets	173	259

Total current assets	10,928	10,987

Non-current Assets
Fixed assets, net	468	406
Goodwill	2,829	3,295
Other intangible assets, net	385	420
Investments in associates	174	170
Deferred tax assets	18	22
Pension benefits asset	136	145
Other non-current assets	209	283

Total non-current assets	4,219	4,741

Total Assets	$15,147	$15,728

Liabilities and Equity
Current Liabilities
Fiduciary liabilities	$9,303	$9,338
Deferred revenue and accrued expenses	571	320
Income taxes payable	19	15
Short-term debt and current portion of long-term debt	15	15
Deferred tax liabilities	22	26
Other current liabilities	291	282

Total current liabilities	10,221	9,996

Non-current Liabilities
Long-term debt	2,338	2,354
Liability for pension benefits	282	270
Deferred tax liabilities	18	32
Provision for liabilities	175	196
Other non-current liabilities	388	363

Total non-current liabilities	3,201	3,215

Total Liabilities	13,422	13,211

Equity attributable to Willis Group Holdings plc	1,699	2,486
Noncontrolling interests	26	31

Total Equity	1,725	2,517

Total Liabilities and Equity	$15,147	$15,728

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

1.	Definitions of Non-GAAP Financial Measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues.

We believe organic growth in commissions and fees provides a measure that the investment community may find helpful in assessing the performance of operations that were part of our operations in both the current and prior periods, and provides a measure against which our businesses may be assessed in the future.

Adjusted operating income and adjusted net income from continuing operations

Adjusted operating income and adjusted net income from continuing operations are calculated by excluding the impact of certain items from operating income and net income from continuing operations, respectively, the most directly comparable GAAP measures. We believe that excluding these items, as applicable, from operating income and net income from continuing operations, provides a more complete and consistent comparative analysis of our results of operations.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

2.	Analysis of Commissions and Fees

The following table reconciles organic commissions and fees growth by segment to the percentage change in reported commissions and fees for the three and twelve months ended December 31, 2012:

	Three months ended December 31,			Change attributable to
	2012	2011	% Change	Foreign currency translation	Acquisitions and disposals		Organic commissions and fees growth (a)
Global	$237	$213	11.3%	(0.3)%	—%		11.6%

North America	331	316	4.7%	(0.3)%	—	% (b)	5.0%

International	299	281	6.4%	(1.0)%	—%		7.4%

Commissions and fees	$867	$810	7.0%	(0.5)%	—%		7.5%

	Twelve months ended December 31,			Change attributable to
	2012	2011	% Change	Foreign currency translation	Acquisitions and disposals		Organic commissions and fees growth (a)
Global	$1,124	$1,073	4.8%	(1.3)%	—%		6.1%
North America	1,306	1,314	(0.6)%	—%	—	% (b)	(0.6)%
International	1,028	1,027	0.1%	(4.8)%	—%		4.9%

Commissions and fees	$3,458	$3,414	1.3%	(1.8)%	—%		3.1%

(a)	Organic commission and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; (iii) the net commission and fee revenues related to operations disposed of in each period presented; (iv) in North America, legacy contingent commissions assumed as part of the HRH acquisition and that had not been converted into higher standard commission; and (v) investment income and other income from reported revenues.
(b)	Included in North America reported commissions and fees were legacy HRH contingent commissions of $nil in the fourth quarter of 2012 and the fourth quarter of 2011 and $2 million in 2012 compared with $5 million in 2011.

Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

3.	Cash Retention Awards

For the past several years, certain cash retention awards under the Company’s annual incentive programs included a feature which required the recipient to repay a proportionate amount of the annual award if the employee voluntarily left the Company before a specified date, which was generally three years following the award. As previously disclosed, the Company made the cash payment to the recipient in the year of grant and recognized the payment in expense ratably over the period it was subject to repayment, beginning in the quarter in which the award was made. The unamortized portion of cash retention awards was recorded within “other current assets” and “other non-current assets” in the consolidated balance sheets.

The following table sets out the amount of cash retention awards made and the related amortization of those awards for the three and twelve months ended December 31, 2012 and 2011:

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011

Cash retention awards made	$2	$2	$221	$210

Amortization of cash awards (included in Salaries and benefits)	$51	$49	$216	$185

As previously disclosed, the Company has eliminated the repayment requirement from the past annual cash retention awards and, as a result, has recognized a non-cash, pre-tax charge of $200 million in the fourth quarter of 2012 which represents the unamortized balance of past awards. An immaterial amount of unamortized cash retention awards remained on the Company’s balance sheet at December 31, 2012.

In addition, the Company has replaced annual cash retention awards with annual cash bonuses which will not include a repayment requirement. Fourth quarter 2012 salaries and benefits therefore reflect an accrual of $252 million for these 2012 cash bonuses to be paid in 2013.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

4.	Adjusted Operating Income

The following table reconciles operating (loss) income, the most directly comparable GAAP measure, to adjusted operating income, for the three and twelve months ended December 31, 2012 and 2011:

	Three months ended December 31,
	2012	2011	% Change
Operating (Loss) Income	$(775)	$81	NM
Excluding:
Goodwill impairment charge(a)	492	—
Write-off of unamortized cash retention awards(b)	200	—
2012 cash bonus accrual(c)	252	—
Insurance recovery(d)	(5)	—
Loss on disposal of operations	2	—
Write-off of uncollectible accounts receivable and legal fees(e)	—	22
2011 Operational Review(g)	—	50

Adjusted Operating Income	$166	$153	8.5%

Operating Margin, or Operating Income as a percentage of Total Revenues	(89.0)%	9.9%

Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	19.1%	18.7%

	Twelve months ended December 31,
	2012	2011	% Change
Operating (Loss) Income	$(209)	$566	NM
Excluding:
Goodwill impairment charge(a)	492	—
Write-off of unamortized cash retention awards(b)	200	—
2012 cash bonus accrual(c)	252	—
Insurance recovery(d)	(10)	—
Loss/(gain) on disposal of operations	3	(4)
Write-off of uncollectible accounts receivable and legal fees(e)	13	22
India JV settlement (f)	11	—
2011 Operational Review (g)	—	180
Financial Services Authority regulatory settlement	—	11

Adjusted Operating Income	$752	$775	(3.0)%

Operating Margin, or Operating Income as a percentage of Total Revenues	(6.0)%	16.4%

Adjusted Operating Margin, or Adjusted Operating Income as a percentage of Total Revenues	21.6%	22.5%

(a)	Impairment charge to reduce carrying value of North America segment goodwill.
(b)	Charge to write-off unamortized balance of past cash retention awards.
(c)	Accrual for 2012 bonuses to be paid in 2013.
(d)	Insurance recovery related to previously disclosed improperly recorded revenue in Chicago.
(e)	Write-off of an uncollectible accounts receivable balance, together with associated legal fees, related to overstatement of Commissions and Fees from the years 2004 to 2011, in Chicago.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

(f)	Settlement with former partners related to the termination of a joint venture arrangement in India.
(g)	Charge relating to the 2011 Operational Review, including $34 million of severance costs relating to the elimination of approximately 400 position in the fourth quarter of 2011 and $98 million of severance costs relating to the elimination of approximately 1,200 positions for the full year 2011.

5.	Adjusted Net Income from Continuing Operations

The following table reconciles net (loss) income from continuing operations and earnings per diluted share from continuing operations, the most directly comparable GAAP measures, to adjusted net income from continuing operations and earnings per diluted share from continuing operations, for the three and twelve months ended December 31, 2012 and 2011:

	Three months ended December 31,			Per diluted share Three months ended December 31,
	2012	2011	% Change	2012	2011	% Change
Net (Loss) Income from Continuing Operations attributable to Willis Group Holdings plc	$(804)	$24	NM	$(4.65)	$0.14	NM

Excluding:
Goodwill impairment charge, net of tax ($34, $nil) (a)	458	—		2.62	—
Write-off of unamortized cash retention awards, net of tax ($62, $nil) (b)	138	—		0.79	—
Accrual of 2012 cash bonus, net of tax ($77, $nil) (c)	175	—		1.00	—
Insurance recovery, net of tax ($2, $nil)(d)	(3)	—		(0.02)
Loss on disposal of operations, net of tax ($nil, $nil)	2	—		0.01
Write-off of uncollectible accounts receivable and legal fees, net of tax ($nil, $9)(f)	—	13		—	0.07
Write-off of unamortized debt issuance costs, net of tax ($nil, $4)	—	6		—	0.04
2011 Operational Review charge, net of tax ($nil, $14)(g)	—	36		—	0.20
Deferred tax valuation allowance (h)	113	—		0.64	—
Dilutive impact of potentially issuable shares(i)	—	—		0.06	—

Adjusted Net Income from Continuing Operations	$79	$79	—%	$0.45	$0.45	—%

Diluted shares outstanding	175	176

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

5.	Adjusted Net Income from Continuing Operations (continued)

	Twelve months ended December 31,			Per diluted share Twelve months ended December 31,
	2012	2011	% Change	2012	2011	% Change
Net (Loss) Income from Continuing Operations attributable to Willis Group Holding plc	$(446)	$203	NA	$(2.58)	$1.15	NM

Excluding:
Goodwill impairment charge, net of tax ($34, $nil)(a)	458	—		2.60	—
Write-off of unamortized cash retention awards, net of tax ($62, $nil)(b)	138	—		0.78	—
Accrual of 2012 cash bonus, net of tax ($77, $nil) (c)	175	—		0.99	—
Insurance recovery, net of tax ($4, $nil)(d)	(6)	—		(0.03)	—
Loss/(gain) on disposal of operations, net of tax ($nil, $nil)	3	(4)		0.02	(0.02)
India JV settlement, net of tax ($nil, $nil)(e)	11	—		0.06	—
Write-off of uncollectible accounts receivable balance and legal fees, net of tax ($5, $9)(f)	8	13		0.05	0.08
2011 Operational Review charge, net of tax ($nil, $52) (g)	—	128		—	0.73
Financial Services Authority regulatory settlement, net of tax ($nil, $nil)	—	11		—	0.06
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs, net of tax ($nil, $50)	—	131		—	0.74
Deferred tax valuation allowance (h)	113	—		0.64	—
Dilutive impact of potentially issuable shares (h)	—	—		0.05	—

Adjusted Net Income from Continuing Operations	$454	$482	(5.8)%	$2.58	$2.74	(5.8)%

Diluted shares outstanding	176	176

(a)	Impairment charge to reduce carrying value of North America segment goodwill.
(b)	Charge to write-off unamortized balance of past cash retention awards.
(c)	Accrual for 2012 bonuses to be paid in 2013.
(d)	Insurance recovery related to previously disclosed improperly recorded revenue in Chicago.
(e)	Settlement with former partners related to the termination of a joint venture arrangement in India.
(f)	Write-off of uncollectible accounts receivable balance, together with associated legal fees, related to overstatement of Commissions and Fees from the years 2004 to 2011, in Chicago.
(g)	Charge relating to the 2011 Operational Review, including $34 million of severance costs relating to the elimination of approximately 400 positions in the fourth quarter of 2011 and $98 million of severance costs related to the elimination of approximately 1,200 positions for the full year 2011.
(h)	Valuation allowance against deferred tax assets.
(i)	Diluted earnings per share are calculated by dividing net income by the average number of shares outstanding during each period. However, potentially issuable shares were not included in the calculation of diluted earnings per share for the three months and twelve months ended December 31, 2012 because the Company’s net loss rendered their impact anti-dilutive. The dilutive impact of potentially issuable shares is included on reconciling to adjusted earnings per share from continuing operations.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

6.	Condensed Consolidated Income Statements by Quarter

	2011					2012
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Revenues
Commissions and fees	$999	$852	$753	$810	$3,414	$1,005	$837	$749	$867	$3,458
Investment income	8	8	7	8	31	5	5	4	4	18
Other income	—	1	—	1	2	3	—	1	—	4

Total Revenues	1,007	861	760	819	3,447	1,013	842	754	871	3,480

Expenses
Salaries and benefits	583	505	489	510	2,087	506	500	502	967	2,475
Other operating expenses	152	164	146	194	656	156	129	146	150	581
Depreciation expense	20	19	17	18	74	19	19	21	20	79
Amortization of intangible assets	17	17	18	16	68	15	15	14	15	59
Goodwill impairment charge	—	—	—	—	—	—	—	—	492	492
Net (gain)/loss on disposal of operations	(4)	—	—	—	(4)	—	—	1	2	3

Total Expenses	768	705	670	738	2,881	696	663	684	1,646	3,689

Operating Income (Loss)	239	156	90	81	566	317	179	70	(775)	(209)
Make-whole amounts on repurchase and redemption of Senior Notes and write-off of unamortized debt issuance costs	171	—	—	—	171	—	—	—	—
Interest expense	40	34	38	44	156	32	33	32	31	128

Income (Loss) before Income Taxes and Interest in Earnings of Associates	28	122	52	37	239	285	146	38	(806)	(337)
Income tax charge/(credit)	1	31	2	(2)	32	68	36	10	(13)	101

Income (Loss) before Interest in Earnings of Associates	27	91	50	39	207	217	110	28	(793)	(438)
Interest in earnings of associates, net of tax	16	(3)	10	(11)	12	15	(1)	(2)	(7)	5

Income (Loss) from Continuing Operations	43	88	60	28	219	232	109	26	(800)	(433)
Discontinued operations, net of tax	(1)	1	—	1	1	—	1	—	(1)	—

Net Income (Loss)	42	89	60	29	220	232	110	26	(801)	(433)
Net Income (Loss) attributable to noncontrolling interests	(8)	(4)	—	(4)	(16)	(7)	(2)	—	(4)	(13)

Net Income (Loss) attributable to Willis Group Holdings plc	$34	$85	$60	$25	$204	$225	$108	$26	$(805)	$(446)

Diluted Earnings per Share
Net Income (Loss) attributable to Willis Group Holdings plc shareholders	$0.20	$0.48	$0.34	$0.14	$1.15	$1.28	$0.61	$0.15	$(4.65)	$(2.58)

Average Number of Shares Outstanding
- Diluted	174	176	176	176	176	176	176	175	173	173

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

7.	Segment Information by Quarter

	2011						2012
	Q1	Q2	Q3	Q4	FY		Q1	Q2	Q3	Q4	FY
Commissions and Fees
Global	$357	$269	$234	$213	$1,073		$370	$282	$235	$237	$1,124
North America	356	326	316	316	1,314	(b)	346	314	315	331	1,306
International	286	257	203	281	1,027		289	241	199	299	1,028

Total Commissions and Fees	$999	$852	$753	$810	$3,414	(b)	$1,005	$837	$749	$867	3,458

Total Revenues
Global	$360	$272	$235	$215	$1,082		$372	$283	$235	$239	1,129
North America(a)	358	328	318	319	1,323	(b)	349	315	318	331	1,313
International	289	261	207	285	1,042		292	244	201	301	1,038

Total Revenues	$1,007	$861	$760	$819	$3,447	(b)	$1,013	$842	$754	$871	3,480

Operating Income
Global	$176	$88	$53	$35	$352		$179	$94	$52	$47	372
North America	85	61	62	63	271	(b)	82	48	53	57	240
International	86	56	4	75	221		81	40	(9)	71	183
Corporate and Other(c)	(108)	(49)	(29)	(92)	(278)		(25)	(3)	(26)	(950)	(1,004)

Total Operating Income (Loss)	$239	$156	$90	$81	$566	(b)	$317	$179	$70	$(775)	(209)

Organic Commissions and Fees Growth
Global	7.9%	3.2%	8.9%	6.3%	6.6%		4.7%	6.8%	2.9%	11.6%	6.1%
North America	(1.2)%	(0.4)%	(4.1)%	(9.4)%	(3.5	)%(b)	(2.0)%	(3.0)%	(0.5)%	5.0%	(0.6)%
International	6.3%	6.5%	4.6%	2.2%	4.8%		4.3%	2.0%	4.9%	7.4%	4.9%

Total Organic Commissions and Fees Growth	3.9%	2.6%	1.9%	(2.3)%	1.8	%(b)	2.1%	1.5%	2.2%	7.5%	3.1%

Operating Margin
Global	48.9%	32.4%	22.6%	16.3%	32.5%		48.1%	33.2%	22.1%	19.7%	32.9%
North America	23.7%	18.6%	19.5%	19.7%	20.5	%(b)	23.5%	15.2%	16.7%	17.2%	18.3%
International	29.8%	21.5%	1.9%	26.3%	21.2%		27.7%	16.4%	(4.5)%	23.6%	17.6%
Total Operating Margin	23.7%	18.1%	11.8%	9.9%	16.4	%(b)	31.3%	21.3%	9.3%	(89.0)%	(6.0)%

(a)	Total Revenues in the North America segment includes other income comprising gains on disposal of intangible assets, which primarily arise from settlements enforcing non-compete agreements in the event of losing accounts through producer defection or the disposal of books of business.
(b)	North America fourth quarter 2011 results include the reversal of $6 million of Commissions and Fees and the reversal of $2 million of Salaries and Benefits expense related to improperly recognized revenue in Chicago, as disclosed in the Company’s Form 10-K filed with the Securities and Exchange Commission in February, 2012.
(c)	Corporate and Other includes the costs of the holding company, foreign exchange hedging activities, foreign exchange on the UK pension plan asset, foreign exchange gains and losses from currency purchases and sales, amortization of intangible assets, net gains and losses on disposal of operations, certain legal costs, write-off of uncollectible accounts receivable and associated legal fees, Insurance recovery related to improperly recognized revenue in Chicago, India JV settlement, North America segment goodwill impairment and charges associated with the change in remuneration policy. Additionally, in 2011, Corporate and Other included the 2011 Operational Review charge.